Exhibit 99

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As part of my comments in last year’s annual report, I said, “2008 will no doubt go down as one of the most turbulent years in the history of our country’s economy and banking system.” During 2009, much of the turbulence subsided, but, unfortunately, the country remains in a deep recession that continues to place a great deal of stress on the banking system and on individual banks. The economy had its effect on our operations in 2009 and our net income declined to $8.2 million from $10.5 million in 2008. While still a respectable number which will certainly compare well with other banks of similar size, it is nevertheless something of a disappointment to us.

A number of factors contributed to the earnings decline. Chief among these were:

•
An increase in FDIC insurance premiums from $158 thousand in 2008 to $1.9 million in 2009. This results from the significant decline in the reserves of the FDIC fund during 2009. I expect these rates to continue to be high for the next several years as the FDIC fund charges healthy banks to absorb losses from banks which fail; and

•
Write downs (the accounting term is other than temporary impairment charges) on certain investment securities of $1.8 million in 2009. These securities are what is known as trust preferred securities and are pooled debt obligations of other banks. These securities were acquired some years ago and performed well until recently. Unfortunately, when some of these banks came under credit stress, they frequently deferred payment or in a few cases defaulted on their obligations, thereby reducing the yield on the investments as well as the value of the securities.

We managed our overhead well in 2009 and, exclusive of FDIC premiums, expenses remained unchanged at $31.3 million – the same level as in 2008.  Insurance revenue was basically unchanged at $1.9 million for 2009 compared with $2.0 million in 2008, and mortgage banking revenue increased slightly to $664 thousand in 2009 from $437 thousand in 2008. Trust and brokerage revenue declined to $2.6 million in 2009 from $3.2 million in 2008, mostly as a result of reduced market values on equity securities earlier in the year.

During the first quarter of 2009, we strengthened our capital base through a private placement of convertible preferred stock. Our capital is very strong both in absolute and in ratio terms and we ended 2009 as we began it, with a great deal of balance sheet liquidity. During 2009 we maintained our common dividend at $.38 per share and continued to acquire our own stock when it became available in the market place.

In a recession, no aspect of a bank’s operations is under more stress than its lending activities. During 2009, risk management was an important focus of management. While a prudent strategy, non-performing loans nevertheless increased to  $12.7 million on December 31, 2009 from $7.3 million on December 31, 2008. At 1.81%, the ratio of non-performing loans to total loans is quite manageable and remains well below peer average. Nevertheless, it is unacceptable and inconsistent with the credit culture we have developed at First Mid.

As we think about 2010 and the challenges we face, we have three priorities:

•	Risk Management;
•	Expense Management; and
•	Opportunistic Growth.

The first two priorities are key to success in any business but are especially important now given the uncertain economic and bank regulatory environment we face. I believe that in large part, lasting value in a bank is created by avoiding mistakes, so risk management remains a high priority. That said, I also believe we are entering a period where growth opportunities will present themselves. It is true that the economy had a negative effect on our 2009 earnings, but the problems of many other banks, large and small, are much more acute and will be more complicated to solve. The strength and liquidity of our balance sheet and, even more importantly, the capabilities of our management and Board put us in a strategically sound position.

In 2010, we will observe our 145th anniversary. Over that period, the current team and those before us have managed our way through many economic cycles and downturns. While this economic cycle is as severe as the banking system has seen in several decades, we have maintained our position as a stable long-term provider of financial services. We have focused our efforts on building capital, maintaining adequate liquidity, identifying and working through problem loans, and ensuring that our core operating earnings remain strong. We are a stable, strong community-based organization. We did not need or ask for any “bail out” from the government and we are well positioned to take advantage of opportunities which may present themselves.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

February 2, 2010

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Dec 31	Dec 31
	2009	2008

Assets
Cash and due from banks	$20,243	$17,756
Federal funds sold and other interest-bearing deposits	79,512	68,887
Investment securities:
Available-for-sale, at fair value	238,697	169,476
Held-to-maturity, at amortized cost (estimated fair value of $469 and
$610 at December 31, 2009 and 2008, respectively)	459	599
Loans	700,750	741,938
Less allowance for loan losses	(9,462)	(7,587)
Net loans	691,288	734,351
Premises and equipment, net	15,487	14,985
Goodwill, net	17,363	17,363
Intangible assets, net	2,832	3,562
Other assets	29,274	22,721
Total assets	$1,095,155	$1,049,700

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$128,726	$119,986
Interest bearing	711,684	686,368
Total deposits	840,410	806,354
Repurchase agreements with customers	80,386	80,708
Other borrowings	32,750	50,750
Junior subordinated debentures	20,620	20,620
Other liabilities	9,768	8,490
Total liabilities	983,934	966,922
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
4,927 shares in 2009)	24,635	-
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,364,959 shares in 2009 and 7,254,117 shares in 2008)	29,460	29,017
Additional paid-in capital	26,811	25,289
Retained earnings	62,144	58,059
Deferred compensation	2,894	2,787
Accumulated other comprehensive income (loss)	464	(416)
Treasury stock at cost, 1,279,583 shares in 2009
and 1,121,273 in 2008	(35,187)	(31,958)
Total stockholders’ equity	111,221	82,778
Total liabilities and stockholders’ equity	$1,095,155	$1,049,700

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the years ended December 31,	2009	2008

Interest income:
Interest and fees on loans	$42,146	$47,748
Interest on investment securities	9,036	8,559
Interest on federal funds sold & other deposits	227	759
Total interest income	51,409	57,066
Interest expense:
Interest on deposits	12,970	16,592
Interest on repurchase agreements with customers	129	872
Interest on other borrowings	1,634	2,484
Interest on subordinated debt	1,104	1,396
Total interest expense	15,837	21,344
Net interest income	35,572	35,722
Provision for loan losses	3,594	3,559
Net interest income after provision for loan losses	31,978	32,163
Non-interest income:
Trust revenues	2,229	2,666
Brokerage commissions	424	574
Insurance commissions	1,912	1,978
Services charges	4,952	5,571
Securities gains (losses), net	637	293
Impairment losses on securities	(1,812)	-
Mortgage banking revenues	664	437
Other	4,449	3,745
Total non-interest income	13,455	15,264
Non-interest expense:
Salaries and employee benefits	16,830	16,876
Net occupancy and equipment expense	4,989	4,959
FDIC insurance	1,943	158
Amortization of intangible assets	730	766
Other	8,720	8,701
Total non-interest expense	33,212	31,460
Income before income taxes	12,221	15,967
Income taxes	4,007	5,443
Net income	$8,214	$10,524

Per Share Information (unaudited)
For the years ended December 31,	2009	2008
Basic earnings per common share	$1.04	$1.69
Diluted earnings per common share	$1.04	$1.67
Book value per share at Dec 31	$14.23	$13.50
Market price of stock at Dec 31	$17.50	$22.20

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the years ended December 31,	2009	2008

Balance at beginning of period	$82,778	$80,452
Net income	8,214	10,524
Dividends on preferred stock and common stock	(4,129)	(2,360)
Issuance of preferred and common stock	26,382	1,960
Purchase of treasury stock	(3,122)	(6,784)
Deferred compensation and other adjustments	218	498
Changes in accumulated other comprehensive income (loss)	880	(1,512)
Balance at end of period	$111,221	$82,778

CONSOLIDATED CAPITAL RATIOS		Threshold
	As of	for “Well-
First Mid-Illinois Bancshares, Inc.	Dec 31,	Capitalized”
Primary Capital Measurements (unaudited):	2009	Designation

Leverage ratio	10.63%	5%
Tier 1 capital to risk-weighted assets	14.57%	6%
Total capital to risk-weighted assets	15.76%	10%